Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities   Exchange Act of 1934, as amended, each of the persons named below agrees to the   join t filing of this Schedule 13D, including amendments   thereto, with respect to the shares of C ommon Stock, par value $0. 000 1 per   share of Fluid Media Networks , Inc. and further agrees that this Joint Filing Agreement be filed with   the Securities and Exchange Commission as an exhibit to such filing; provided,   however, that no person shall be responsible for the completeness or accuracy of   the information concerning the other persons making the filing unless such   person knows or has reason to believe such information is inaccurate (as   provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed   in one or more counterparts, all of which together shall constitute one and the   same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Dated: January 8, 2008	By:

JEDI CAPITAL CORP.

/s/ Scott Elphinstone Authorised Signatory

INTREPID CAPITAL CORP.

/s/ Pauline Greene Authorised Signatory

TORBAY CAPITAL CORP.

/s/ Scott Elphinstone Authorised Signatory

LUXILON CAPITAL LIMITED

/s/ Monica Watler Authorised Signatory

LANESBOROUGH CAPITAL INC.

/s/ Eunice Morris Authorised Signatory

SUNNYDEE FINANCIAL LIMITED

/s/ Nadine Rivers Authorised Signatory

/s/ Lorne Abony Lorne Abony